UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (date of earliest event reported): February 14, 2007

Familymeds Group, Inc.
(Exact name of registrant as specified in its charter)

STATE OF NEVADA	1-15445	34-1755390
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

312 Farmington Avenue
Farmington, CT 06032-1968
(Address of principal executive offices)

Registrant’s telephone number, including area code: (860) 676-1222

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c)) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

 On February 14, 2007, Familymeds Group, Inc., a Nevada corporation (the “Company”), together with its subsidiaries, Familymeds, Inc. and Arrow Prescription Leasing Corp. (together with the Company, the “Sellers”) entered into a definitive Asset Purchase Agreement (the “Agreement”), with Walgreen Co., and Walgreen Eastern Co., Inc. (together, the “Buyers”). Under the terms of the Agreement, the Sellers are to sell to the Buyers a majority of the Company’s pharmacy assets for total estimated consideration of approximately $60 million in cash and assumption of certain real estate leases, subject to adjustment based on closing physical inventory counts. Up to $3,000,000 of the cash proceeds will be placed in escrow for up to one year to satisfy post-closing indemnification obligations of the Sellers, if any.

The Agreement was unanimously approved by the board of directors of the Company. Consummation of the proposed asset purchase is subject to certain conditions, including approval by the stockholders of the Company on the terms set forth in the Agreement, termination or expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and certain other terms and conditions. In addition, the Buyers may exclude certain individual pharmacy locations under certain circumstances, which would result in a corresponding reduction in purchase price.

The Sellers and the Buyers have made customary representations, warranties and covenants in the Agreement. Pursuant to the terms of the Agreement, the Company may not solicit, or, except in certain limited instances, enter into discussions regarding, or provide information in connection with, alternative transactions. The Agreement specifies certain termination rights of the parties, and, under some circumstances, in the event of termination of the Agreement, the Company may be required to pay the Buyers a termination fee of $2.5 million and reimburse Buyers for up to $500,000 in expenses. The asset purchase is targeted to close in the second quarter of 2007. The Company expects to file a preliminary proxy statement with regard to the Agreement in the next 30 days, in which it will include, among other things, information regarding the background of its decision to enter into the Agreement, which stockholders should review in evaluating the proposed asset sale.

Other than the Agreement, there is no material relationship between the Sellers, on the one hand, and the Buyers, on the other hand.

In connection with the Agreement, on February 14, 2007, Wells Fargo Retail Finance, LLC, as agent for the revolving credit lenders pursuant to The Loan and Security Agreement dated as of October 12, 2005 (as amended, modified, supplemented or restated and in effect from time to time, the “Loan Agreement”) among (i) Familymeds Group, Inc. (f/k/a Drugmax, Inc.), as Lead Borrower, (ii) the other Borrowers party thereto from time to time, (iii) the Revolving Credit Lenders party thereto from time to time, (iv) and Wells Fargo Retail Finance, LLC, as Agent for the Revolving Credit Lenders, consented to the entering into the Agreement by the Sellers and consummating the sale, subject to various terms and conditions. Among those conditions, the Company agreed that all proceeds received by the Sellers shall be paid to the Agent for application to the credit facility until all amounts due under the facility are paid in full and the Loan Agreement is terminated. Each such payment of proceeds applied to the credit facility shall permanently reduce the commitments in the amount of such payment.

The foregoing description of the Agreement and related transactions is not complete and is qualified in its entirety by reference to the Agreement, filed hereto as Exhibit 10.1 and incorporated by reference into this Item 1.01.

Item 2.05 - Costs Associated with Exit or Disposal Activities.

On February 14, 2007, we entered into the Asset Purchase Agreement with Walgreen Co., an Illinois corporation, Walgreen Eastern Co., Inc., a New York corporation (together with Walgreen Co., “Walgreens”) pursuant to which we will, subject to certain terms and conditions, including approval by our stockholders at the Special Meeting, sell the majority of our assets to Walgreens. As consideration for this sale, Walgreens will assume only certain of our liabilities and will pay us approximately $60.0 million. See Item 1.01.

In addition, our board of directors has approved a plan of liquidation pursuant to which we will attempt to sell the remainder of our assets to several other national and regional pharmacy operators and to distribute any cash to our stockholders after satisfying our debts. The forgoing asset sale and plan of liquidation is subject to, among other things, the approval of our stockholders. See Item 1.01. If this proposal is approved by our stockholders, we will, after the asset sales are completed, apply the proceeds of the asset sales to satisfy our liabilities and obligations and distribute the remaining cash to our common stockholders. The amount of cash that will be available for distributions, and the timing of such distributions, will depend on the terms on which we can sell our assets and the terms on which we are able to settle our obligations and is subject to change. Uncertainties as to the precise net value of our assets and the ultimate amount of our liabilities make it impossible to predict with certainty the actual net amount that will ultimately be available for distribution to our stockholders or the timing of any such distribution.

The Company believes it will incur contractual employee obligations to various officers and employees. In addition, the Company believes it will incur contractual termination costs associated with real estate and equipment leases along with other costs to liquidate and dissolve the Company. At this time, however, these costs are subject to various conditions of the closing process. If the transactions are not approved and or are approved but do not subsequently close, these obligations would not be required to be recorded.  Thus, the registrant is currently unable to provide a reasonable estimate of these costs.

Item 8.01 Other Events.

On February 14, 2007, the Company announced the entry into the forgoing asset purchase agreement with the Buyers, along with the Board of Directors' approval of a plan to sell the remainder of the Company's pharmacy assets and to liquidate the Company. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Asset Purchase Agreement dated as February 14, 2007 by and among Walgreen Co., Walgreen Eastern Co., Inc., Familymeds Group, Inc., Familymeds, Inc. and Arrow Prescription Leasing Corp.
99.1	Press Release dated February 15, 2007

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

FAMILYMEDS GROUP, INC.

By: /s/Edgardo A. Mercadante
Edgardo A. Mercadante, Chief Executive Officer, President and Chairman of the Board

Dated: February 21, 2007

EXHIBIT INDEX

Exhibit
Number	Exhibit Description
10.1	Asset Purchase Agreement dated as February 14, 2007 by and among Walgreen Co., Walgreen Eastern Co., Inc., Familymeds Group, Inc., Familymeds, Inc. and Arrow Prescription Leasing Corp.
99.1	Press Release dated February 15, 2007